Exhibit 99.1

Overland Storage Reports Third Quarter Fiscal 2012 Results

San Diego, CA – May 10, 2012 – Overland Storage (NASDAQ: OVRL), the trusted global provider of effortless data management and data protection solutions across the data lifecycle, today reported financial results for its fiscal 2012 third quarter ended March 31, 2012.

Business Discussion:

“We’ve made significant progress towards achieving our strategic objectives and positioning Overland Storage for growth and profitability,” said Eric Kelly, President and CEO of Overland Storage. “Our ability to sequentially grow revenue from our fiscal second to third quarter for the first time in five years confirms that the strategy we have established is beginning to take hold. In addition, our SnapServer DX Series™ revenue more than doubled, which further validates the investments we have made in these products.”

Key Third Quarter Financial Results:

•

Net revenue for the third quarter of fiscal 2012 was $15.2 million, compared to $17.1 million for the third quarter of fiscal 2011 and $15.1 million in the second quarter of fiscal 2012. Product revenue for the third quarter of fiscal 2012 was $8.9 million, compared to $10.7 million in the third quarter of fiscal 2011, and $9.0 million in the second quarter of fiscal 2012.

•

Gross margin for the third quarter of fiscal 2012 was 31.1%, compared to 33.8% for the third quarter of fiscal 2011 and 33.2% for the second quarter of fiscal 2012. The impact on quarterly margin was primarily related to higher prices for disk drives used in Overland’s disk-based products that were a result of the flooding in Thailand in October 2011, as well as additional costs incurred while the Company ramped up its new disk-based products.

•

Operating expenses for the third quarter of fiscal 2012 decreased to $8.4 million, down from $8.6 million for the third quarter of fiscal 2011, and down 9.4% from $9.3 million for the second quarter of fiscal 2012, as a result of ongoing operating efficiency efforts. Stock compensation expense was approximately $1.1 million in the third quarter of fiscal 2012, compared to $0.4 million for the third quarter of fiscal 2011 and $1.4 million for the second quarter of fiscal 2012. Depreciation and amortization was approximately $0.4 million in the third quarter of both fiscal 2012 and 2011.

•

Net loss for the third quarter of fiscal 2012 was $3.8 million, or a loss of $0.16 per share, compared to a net loss of $3.4 million, or a loss of $0.22 per share, in the third quarter of fiscal 2011 and a loss of $4.3 million, or a loss of $0.18 per share, in the second quarter of fiscal 2012.

•	Total cash and cash equivalents at March 31, 2012 was $13.4 million, compared to $10.2 million at June 30, 2011. At March 31, 2012, the Company had $3.5 million outstanding under its credit facility.

Third Quarter Business Highlights:

•

The Company achieved 22% sequential revenue growth in its disk-based products, compared to the second quarter of fiscal 2012, driven by stronger customer adoption of its new SnapServer DX Series™ product offerings.

•	The Company achieved a 9.4% sequential improvement in operating expense compared to the second quarter of fiscal 2012.

•	The Company sold an aggregate of 3,640,000 shares of common stock in March 2012, raising net proceeds of approximately $6.6 million.

Product Developments:

•

The Company’s SnapServer DX Series™ introduced last October was named ‘Hardware Product of the Year’ at the 2012 Network Computing Awards, and was runner up in the ‘Data Centre Product of the Year’ category.

•	The Company’s high capacity, high performance SnapServer DX2 began shipping in volume in May, 2012.

•

The Company announced the integration of IBM technology into its line of NEO tape libraries as part of a multi-year agreement that includes the ability to leverage IBM’s worldwide logistics and supply chain.

Patent Litigation:

In November 2011, the Company entered into a multi-year settlement and cross-license agreement with IBM pursuant to which Overland released all claims it had against IBM and Dell in connection with the patent infringement lawsuits it filed in the United States District Court for the Southern District of California and with the United States International Trade Commission, or the ITC, against BDT AG and certain of its affiliates, Dell and IBM. However, Overland’s infringement case against BDT and its affiliates continues and the chief administrative law judge of the ITC stated that the initial determination date will be no later than May 24, 2012.

Investor Conference Call:

Overland Storage will host an investor conference call today, Thursday, May 10th at 5:00 pm ET (2:00 pm PT) to discuss the Company’s third quarter fiscal 2012 financial results. To access the call dial (877) 941-9205 (+1 (480) 629-9866 outside the United States) and when prompted provide the pass code “Overland Storage” to the operator. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, a live and archived webcast of the conference call will be available over the Internet at www.overlandstorage.com in the Investor Relations section. A replay of the conference call will also be available via telephone by dialing (800) 406-7325 (+1 (303) 590-3030 outside the United States) and entering access code, 4535100#, beginning 8:00 p.m. ET on May 10, 2012 through 11:59 p.m. ET on May 17, 2012.

About Overland Storage

Overland Storage is the trusted global provider of effortless data management and data protection solutions across the data lifecycle. By providing an integrated range of technologies and services for primary, nearline, offline, archival and cloud data storage, Overland makes it easy and cost effective to manage different tiers of information over time. Overland SnapServer®, SnapSAN™, NEO® and REO® solutions are available through a select network of value added resellers and system integrators. For more information, visit http://www.overlandstorage.com/.

Safe Harbor Statement

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and our actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain and increase sales volumes of our products; our ability to continue to aggressively control costs and operating expenses; our ability to achieve the intended cost savings and maintain quality with our new manufacturing partner; our ability to generate cash from operations; the ability of our suppliers to provide an adequate supply of components for our products at prices consistent with historical prices; our ability to raise outside capital and to repay our debt as it comes due; our ability to introduce new competitive products and the degree of market acceptance of such new products; the timing and market acceptance of new products introduced by our competitors; our ability to maintain strong relationships with branded channel partners; our ability to maintain the listing of our common stock on the NASDAQ Capital Market; customers’, suppliers’ and creditors’ perceptions of our continued viability; rescheduling or cancellation of customer orders; loss of a major customer; general competition and price measures in the market place; unexpected shortages of critical components; worldwide information technology spending levels; and general economic conditions. Reference is also made to other factors detailed from time to time in our periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Connect with Overland Storage:

Read the Overland blog: http://overlandstorage.com/blog

Follow Overland on Twitter: http://www.twitter.com/OverlandStorage

Visit Overland on Facebook: http://www.facebook.com/OverlandStorage

Overland Storage, SnapSAN, SnapServer, NEO Series, REO Series and the Overland logo are trademarks Overland Storage, Inc., that may be registered in some jurisdictions. All other trademarks used are owned by their respective owners.

Investor Relations Contact:

Charles Messman or Todd Kehrli

MKR Group Inc.

323-468-2300

ovrl@mkr-group.com

Media Contact:

Elizabeth Zaborowska

Bhava Communications

overland@bhavacom.com

510-219-8127

OVERLAND STORAGE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Net revenue	$15,152	$17,126	$44,332	$52,629
Cost of revenue	10,442	11,339	30,013	37,117

Gross profit	4,710	5,787	14,319	15,512

Operating expenses:
Sales and marketing	3,760	3,640	12,298	12,585
Research and development	1,723	1,989	6,357	5,470
General and administrative	2,917	2,924	9,046	9,590

Total expenses	8,400	8,553	27,701	27,645

Operating loss	(3,690)	(2,766)	(13,382)	(12,133)
Interest expense	(43)	(243)	(78)	(960)
Other income (expense), net	(141)	(248)	66	2,524

Loss before income taxes	(3,874)	(3,257)	(13,394)	(10,569)
Provision for (benefit from) income taxes	(54)	109	73	204

Net loss	$(3,820)	$(3,366)	$(13,467)	$(10,773)

Net loss per share:
Basic and diluted	$(0.16)	$(0.22)	$(0.57)	$(0.83)

Shares used in computing net loss per share:
Basic and diluted	23,881	15,566	23,435	13,003

OVERLAND STORAGE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,	Three Months Ended December 31,

	2012	2011
	(Unaudited)	(Unaudited)
Net revenue	$15,152	$15,105
Cost of revenue	10,442	10,083

Gross profit	4,710	5,022

Operating expenses:
Sales and marketing	3,760	4,073
Research and development	1,723	2,151
General and administrative	2,917	3,048

Total expenses	8,400	9,272

Operating loss	(3,690)	(4,250)
Interest expense	(43)	(26)
Other income (expense), net	(141)	(8)

Loss before income taxes	(3,874)	(4,284)
Provision for (benefit from) income taxes	(54)	8

Net loss	$(3,820)	$(4,292)

Net loss per share:
Basic and diluted	$(0.16)	$(0.18)

Shares used in computing net loss per share:
Basic and diluted	23,881	23,382

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEETS INFORMATION

(In thousands)

	March 31, 2012	June 30, 2011

	(unaudited)
ASSETS
Cash and cash equivalents	$13,430	$10,168
Accounts receivable, net	9,295	10,992
Inventories	9,590	9,437
Other current assets	5,073	5,631

Total current assets	37,388	36,228
Property and equipment, net	897	659
Other assets	3,037	4,038

Total assets	$41,322	$40,925

LIABILITIES & EQUITY
Current liabilities	$28,278	$27,565
Long-term debt	3,500	—
Other long-term liabilities	5,526	6,225
Shareholders’ equity	4,018	7,135

Total liabilities and equity	$41,322	$40,925